EX-99.CODE ETH

CODE OF ETHICS FOR

CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Each Fund is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics applies to each Fund’s Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”).

Senior Officers must comply with applicable law and have a responsibility to conduct themselves in an honest and ethical manner. They have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

Senior Officers may be subject to certain conflicts of interest inherent in the operation of the Funds, because the Senior Officers (in addition to their role as senior officers of the Fund) currently or may in the future serve as officers or employees of a Virtus affiliated investment adviser1 (the “Adviser”), Virtus Investment Partners, Inc. or other affiliates thereof (collectively, “Virtus”) and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by Virtus.

A variety of laws and regulations applicable to, and certain policies and procedures adopted by, the Fund, the Adviser or Virtus govern certain conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

•	the Investment Company Act of 1940, as amended, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the “Fund’s 1940 Act Code of Ethics”);

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one or more codes of ethics adopted by the Adviser that have been reviewed and approved by those Members of the Board that are not “interested persons” of the Fund (the “Independent Members”) within the meaning of the 1940 Act (the “Adviser’s 1940 Act Code of Ethics” and, together with the Fund’s 1940 Act Code of Ethics, the “1940 Act Codes of Ethics”);

•	the policies and procedures adopted by the Fund pursuant to Rule 38a-1 under the 1940 Act (collectively, the “Fund Policies”); and

•	each Adviser’s general policies and procedures (collectively, the “Adviser Policies”).

[1]

Virtus Investment Advisers, Inc.; Virtus Alternative Investment Advisers, Inc.; Virtus Fund Advisers, LLC; AlphaSimplex Group, LLC; Ceredex Value Advisors LLC; Duff & Phelps Investment Management Co.; Kayne Anderson Rudnick Investment Management LLC; NFJ Investment Group, LLC; Silvant Capital Managemente LLC; Sustainable Growth Advisers, LP; Virtus Fixed Income Advisers, LLC; Westchester Capital Management, LLC. (2023.5)

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The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Fund Policies and the Adviser Policies are referred to herein collectively as the “Additional Conflict Rules”.

This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Board of the Fund (the “Board”) shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.

Senior Officers Should Act Honestly and Candidly

Each Senior Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

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comply with the laws, rules and regulations that govern the conduct of the Fund’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance With Code Of Ethics”; and

•	adhere to a high standard of business ethics.

Conflicts Of Interest

A conflict of interest for the purpose of this Code of Ethics occurs when private interests interfere in any way, or even appear to interfere, with the interests of the Fund. Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Fund also are or may be officers of the Adviser and other funds advised or serviced by Virtus.

Questions regarding the application or interpretation of this Code of Ethics should be raised with the Chief Compliance Officer of the Fund (the “Chief Compliance Officer”) prior to taking action.

Some conflict of interest situations that should be approved by the Chief Compliance Officer, if material, include the following:

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the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Fund has current or prospective business dealings (other than the Adviser or Virtus), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Adviser or Virtus; or

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer’s employment by the Adviser or Virtus, such as compensation or equity ownership.

Disclosures

It is the policy of the Funds to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Fund. Senior Officers are required to promote compliance with this policy and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this policy.

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Each Senior Officer must:

•	familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund; and

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not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Board, the Fund’s independent auditors, the Fund’s counsel, counsel to the Independent Members, governmental regulators or self-regulatory organizations.

Compliance With Code Of Ethics

Known or suspected violations of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Fund, should be reported on a timely basis to the Chief Compliance Officer or may be reported to the Virtus compliance hotline maintained in accordance with the Fund’s Procedures for Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters (the “Whistleblower Policy”). In accordance with that Policy, no one will be subject to retaliation because of a good faith report of a suspected violation.

The Fund will follow these procedures (or, alternatively, the procedures set forth in the Whistleblower Policy) in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

•	the Chief Compliance Officer will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations will be reported to the applicable Fund Board after such investigation;

•	if the Fund Board determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

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appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Waivers Of Code Of Ethics

Except as otherwise provided in this Code of Ethics, the Chief Compliance Officer is responsible for applying this Code of Ethics to specific situations in which questions are presented to the Chief Compliance Officer and has the authority to interpret this Code of Ethics in any particular situation.

Each Fund Board, or any duly designated committee thereof, is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules.

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Recordkeeping

Records pertaining to the matters covered by this Policy will be maintained and preserved in accordance with applicable laws and regulations and the Fund’s Books and Records Policy.

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Members and their counsel, the Fund and its counsel, the Adviser and/or other Virtus entity and its counsel and any other advisors, consultants or counsel retained by the Members, the Independent Members or any committee of the Board.

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